Exhibit 5.3

Our ref: EWR/724197-000008/40606775v9

Gerdau Trade Inc. Kingston Chambers PO Box 173 Road Town Tortola British Virgin Islands

9 June 2025

Dear Sirs

Gerdau Trade Inc. (the "Company")

We have acted as counsel as to British Virgin Islands law to the Company in connection with the Company's registration statement on Form F-3, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "SEC Act") (including its exhibits, the "Registration Statement") for the purposes of, registering with the Commission under the SEC Act, the offering and sale to the public of 5.750% senior unsecured notes due 2035 with an aggregate principal value of US$650,000,000 to be issued by the Company (each a "Note" and together, the "Notes"), represented by the Global Notes (as defined below), and unconditionally and irrevocably guaranteed by Gerdau S.A., Gerdau Açominas S.A. and Gerdau Aços Longos S.A. (together, the "Guarantors").

This opinion letter is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 6 June 2025, including the Company's Certificate of Incorporation and the memorandum and articles of association registered on 23 August 2010 (the "Memorandum and Articles").

1.2	A list of the Company's directors provided by the Registry of Corporate Affairs dated 30 May 2025 (the "Registry List of Directors").

1.3	The records of proceedings available from a search of the electronic records maintained on the Judicial Enforcement Management System from 1 January 2000 and available for inspection on 6 June 2025 at the British Virgin Islands High Court Registry (the "High Court Registry").

1.4	The minutes of a meeting of the board of directors of the Company held on 3 June 2025 and 4 June 2025 (the "Resolutions").

1.5	A Certificate of Incumbency dated 2 June 2025, issued by Maples Corporate Services (BVI) Limited, the Company's registered agent (the "Registered Agent's Certificate").

1.6	A certificate of good standing with respect to the Company issued by the Registrar of Corporate Affairs dated 6 June 2025 (the "Certificate of Good Standing").

1.7	A certificate from a director of the Company (the "Director's Certificate") (a copy of which is appended to this opinion at Appendix A).

1.8	The Registration Statement.

1.9	An indenture dated as of 9 June 2025, among the Company, the Guarantors and The Bank of New York Mellon, as trustee, principal paying agent, registrar and transfer agent and paying agent (the "Base Indenture").

1.10	A supplemental indenture dated as of 9 June 2025, among the Company, the Guarantors and The Bank of New York Mellon, as trustee, principal paying agent, registrar and transfer agent and paying agent (the "Supplemental Indenture" and together with the Base Indenture, the "Indenture").

1.11	An underwriting agreement dated as of 4 June 2025 between, each of BofA Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, BBVA Securities Inc., BNP Paribas Securities Corp., Banco BTG Pactual S.A. – Cayman FBranch, Citigroup Global Markets Inc., Mizuho Securities USA LLC and Santander US Capital Markets LLC (together, the "Underwriters"), the Company and each of the Guarantors (the "Underwriting Agreement").

1.12	The global note numbered 1 issued pursuant to the Indenture in the principal amount of US$500,000,000 dated 9 June 2025 ("Global Note 1").

1.13	The global note numbered 2 issued pursuant to the Indenture in the principal amount of US$150,000,000 dated 9 June 2025 ("Global Note 2" and together with Global Note 1, the "Global Notes" and each a "Global Note").

The documents referred to in paragraphs 1.9 to 1.13 above shall be referred to collectively herein as the "Documents".

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Registry List of Directors, the Registered Agent's Certificate, the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.2	The Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the "Relevant Law") and all other relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.3	The choice of the Relevant Law as the governing law of the Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the Borough of Manhattan, The City of New York (the "Relevant Jurisdiction") and any other relevant jurisdiction (other than the British Virgin Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the British Virgin Islands).

2.4	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.5	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the British Virgin Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Documents.

2.6	All signatures, initials and seals are genuine.

2.7	The Resolutions remain in full force and effect and have not been revoked or varied.

2.8	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.9	The Notes have been or will be issued and authenticated in accordance with the provisions of the Indenture.

2.10	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.11	None of the parties to the Documents (other than the Company) or holders of the Notes is a company incorporated, or a partnership or foreign company registered, under applicable British Virgin Islands law and all the activities of such parties in relation to the Documents and any transactions entered into thereunder have not been and will not be carried on through a place of business in the British Virgin Islands.

2.12	No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Notes.

2.13	The issue of the Notes issuable under the Indenture will be of commercial benefit to the Company.

2.14	The Company is not a sovereign entity of any state and is not a subsidiary, direct or indirect of any sovereign entity or state.

2.15	There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.

2.16	No monies paid to or for the account of any party under the Documents represent or will represent proceeds of criminal conduct (as defined in the Proceeds of Criminal Conduct Act (As Revised)).

2.17	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (As Revised) (the "Act"), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands.

3.2	The Company has all requisite power and authority under the Memorandum and Articles to enter into, execute and perform its obligations under the Documents including the issue and offer of the Notes pursuant to the Documents.

3.3	The execution, delivery and performance of the Documents have been authorised by and on behalf of the Company.

3.4	The Documents have been duly executed for and on behalf of the Company. The Documents other than the Global Notes have been duly delivered for and on behalf of the Company.

3.5	With respect to each Global Note, when (a) the Global Note has been duly authenticated, issued and delivered in accordance with the provisions of the Indenture; and (b) payment of the consideration provided therefor in the Underwriting Agreement has been made in full, the Global Note will constitute the legal, valid and binding obligations of the Company enforceable in accordance with its terms.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Documents will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the British Virgin Islands have jurisdiction to give judgment in the currency of the relevant obligation;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	an agreement made by a person in the course of carrying on unauthorised financial services business is unenforceable against the other party under section 50F of the Financial Services Commission Act (As Revised);

(i)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(j)	the courts of the British Virgin Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Documents in matters where they determine that such proceedings may be tried in a more appropriate forum;

(k)	any provision of a Document that is governed by British Virgin Islands law which expresses any matter to be determined by future agreement may be void or unenforceable; and

(l)	we reserve our opinion as to the enforceability of the relevant provisions of the Documents to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the British Virgin Islands would accept jurisdiction notwithstanding such provisions.

4.2	Applicable court fees will be payable in respect of enforcement of the Documents.

4.3	To maintain the Company in good standing with the Registrar of Corporate Affairs under the laws of the British Virgin Islands, annual filing fees must be paid and returns made to the Registrar of Corporate Affairs within the time frame prescribed by law.

4.4	Preferred creditors under British Virgin Islands law will rank ahead of unsecured creditors of the Company. Furthermore, all costs, charges and expenses properly incurred in the winding up of a company, including the remuneration of the liquidators, are payable out of the assets of the company in priority to all other unsecured claims.

4.5	The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions extended to the British Virgin Islands by Orders in Council and/or sanctions imposed by governmental or regulatory authorities or agencies in the British Virgin Islands under British Virgin Islands legislation.

4.6	A certificate, determination, calculation or designation of any party to the Documents as to any matter provided therein might be held by a British Virgin Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

4.7	We reserve our opinion as to the extent to which the courts of the British Virgin Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Documents and enforce the remainder of the Documents or the transaction of which such provisions form a part, notwithstanding any express provisions in the Documents in this regard.

4.8	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-British Virgin Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Documents.

4.9	We express no view as to the effect of transfer by delivery or the negotiation of Notes in bearer form in any jurisdiction which does not recognise such transferability or negotiability.

4.10	We express no view as to the commercial terms of the Documents or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

4.11	The search of records of proceedings available at the High Court Registry would not reveal any proceeding which has been placed under seal or anonymised (whether by order of the Court or pursuant to the practice of the High Court Registry).

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Documents and express no opinion or observation upon the terms of any such document.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings "Legal Matters" and "Enforcement of Civil Liabilities" in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the SEC Act or the rules and regulations of the Commission thereunder.

We express no view as to the commercial terms of the Documents or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

This opinion is addressed to you and may be relied upon by you, your counsel and purchasers of Notes pursuant to the Registration Statement. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder

Appendix A

Director's Certificate

To:	Maples and Calder
5th Floor, Ritter House
PO Box 173
Road Town
Tortola
British Virgin Islands

Date: 9 June 2025

Dear Sirs

Gerdau Trade Inc. (the "Company")

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion in relation to certain aspects of British Virgin Islands law (the "Opinion"). Unless otherwise defined herein, capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles of Association of the Company registered on 23 August 2010 remain in full force and effect and are unamended.

2	The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect. The Resolutions have not been amended, varied or revoked in any respect and the directors of the Company have not restricted or limited the powers of any future directors of the Company in any way.

3	The sole member of the Company (the "Member") has not restricted or limited the powers of the directors of the Company in any way.

4	The directors of the Company at the date of the Resolutions and at the date of this certificate were and are: Gustavo Werneck da Cunha; Rafael Dorneles Japur; and Rafael Lebensold.

5	The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands and on which the Registered Agent's Certificate were prepared are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the members and directors (or any committee thereof) (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings, or passed by written resolution or consent, as the case may be.

6	The Company has not created any charges over any of its property or assets.

7	Prior to, at the time of, and immediately following execution of the Documents and the Registration Statement the Company was, or will be, able to pay its debts as they fell, or fall, due, and the transactions to which the Registration Statement relate will not cause the Company to become unable to pay its debts as they fall due. The Company has entered, or will enter, into the Documents and the Registration Statement for proper value, not with an intention to defraud or wilfully defeat an obligation owed to any creditor and the transactions contemplated thereby do not and will not give any creditor an unfair preference.

8	Neither the Company nor any of its subsidiaries (if any) has an interest in any land in the British Virgin Islands.

9	The directors of the Company consider the transactions contemplated by the Documents to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

10	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the Directors and/or the Member taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.

11	The Company has at no time had employees in the British Virgin Islands.

4.12	The Documents have been duly executed by Gustavo Werneck da Cunha, Rafael Dorneles Japur or Rafael Lebensold for and on behalf of the Company. The Documents other than the Global Notes have been unconditionally delivered for and on behalf of the Company by Gustavo Werneck da Cunha, Rafael Dorneles Japur or Rafael Lebensold for and on behalf of the Company. With respect to each Global Note, the Global Note shall be unconditionally delivered for and on behalf of the Company by Gustavo Werneck da Cunha, Rafael Dorneles Japur or Rafael Lebensold upon payment of the consideration provided therefor in the Underwriting Agreement having been made in full.

12	No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Notes.

13	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

14	There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion, unless I shall have previously notified you in writing personally to the contrary.

Signature:
Name:
Title:	Director